At RFMD®		At the Financial Relations Board
Dean Priddy	Doug DeLieto	Joe Calabrese
CFO	VP, Investor Relations	212-827-3772
336-678-7975	336-678-7968

FOR IMMEDIATE RELEASE

April 28, 2009

RF MICRO DEVICES ANNOUNCES MARCH 2009 QUARTERY RESULTS

RFMD® Achieved $172.3 Million In Quarterly Revenue And Increased Cash, Cash Equivalents And Short-Term Investments Sequentially By $28 Million

Business Highlights:

  Cash Flow From Operations Totaled Approximately $29 Million
  RFMD Repurchased Approximately $22 Million Principal Amount Of Its 2014 Convertible Notes
  RFMD Has Reduced Its Net Debt Position By Approximately $125 Million In The Past Three Quarters
  Quarterly GAAP Diluted Loss Per Share Totaled ($0.19) And Quarterly Non-GAAP Diluted Loss Per Share Totaled ($0.10)
  RFMD Grew Sequentially In Multiple 3G Markets In The March Quarter
  RFMD Is Currently Booked For Sequential Revenue Growth And Expects Gross Margin Expansion And Approximately Breakeven Operating Profitability On A Non-GAAP Basis In The June Quarter

GREENSBORO, N.C., April 28, 2009 -- RF Micro Devices, Inc. (Nasdaq GS: RFMD), a global leader in the design and manufacture of high-performance semiconductor components, today reported financial results for its fiscal 2009 fourth quarter ended March 28, 2009.  RFMD’s March quarterly revenue decreased approximately 14.7% sequentially to $172.3 million.  GAAP gross margin decreased sequentially from 19.0% to 17.3%, and non-GAAP gross margin decreased from 22.6% to 19.8% during the same period, primarily as a result of lower factory utilization rates.  Operating loss was approximately ($56.5) million on a GAAP basis and approximately ($21.4) million on a non-GAAP basis, reflecting reduced revenue and gross profit.  Net loss was approximately ($49.4) million on a GAAP basis and approximately ($25.4) million on a non-GAAP basis.

RFMD® Product Group Highlights

Cellular Products Group (CPG)

  CPG grew 3G revenue sequentially and continued to diversify its 3G customer base with multiple 3G multimode design wins

  CPG secured major GSM/GPRS design wins at top-five handset OEMs and leading platform providers

  CPG shipped production volumes of cellular components to all five of the world’s top-five handset OEMs

  CPG expanded its smartphone customer base and increased its smartphone content opportunity across cellular front ends, cellular switches and low noise amplifiers (LNAs)

  CPG supported the launch of multiple 2G and 3G multimode handsets at a leading Korean handset OEM

  CPG expects near-term market share gains in China, Korea and Taiwan, based upon existing design activity

  CPG currently forecasts sequential growth in excess of the handset industry growth rate in the June quarter

 Multi-Market Products Group (MPG)

  MPG released 24 new RF components and 59 derivative products in the March quarter

  MPG received its first order to supply highly integrated multi-chip modules into new multi-standard wireless base stations, which can support 2G, 3G, 4G/LTE and WiMAX air interface standards

  MPG announced the formation of its GaN Foundry Services business unit featuring RFMD’s state-of-the-art GaN semiconductor technology

  MPG anticipates increasing GaN-based revenue in fiscal 2010 related to CATV line amplifiers and defense and commercial power applications

  MPG enjoyed robust design activity supporting 3G cellular infrastructure in China, automatic meter reading (AMR), WiFi, defense and commercial power, electronic toll collection (ETC) and other applications

  MPG currently forecasts sequential growth in the June quarter

GAAP RESULTS
(in millions, except percentages and per share data)	Q4 Fiscal 2009	Q3 Fiscal 2009	% Change vs. Q3 2009	Q4 Fiscal 2008	% Change vs. Q4 2008

Revenue	$172.3	$202.0	(14.7)%	$220.6	(21.9)%
Gross Margin	17.3%	19.0%	(1.7)ppt	25.2%	(7.9)ppt
Operating Loss	$(56.5)	$(754.0)	(92.5)%	$(32.8)	72.2%
Net Loss	$(49.4)	$(813.3)	(93.9)%	$(17.2)	186.4%
Diluted LPS	$(0.19)	$(3.09)	(93.9)%	$(0.06)	200.2%

NON-GAAP RESULTS (excluding share-based compensation, amortization of intangibles, impairment of goodwill and intangibles, amortization of acquisition-related inventory step-up, manufacturing start-up costs, gain on retirement of convertible subordinated notes, restructuring and integration charges, and tax adjustment)

(in millions, except percentages and per share data)	Q4 Fiscal 2009	Q3 Fiscal 2009	% Change vs. Q3 2009	Q4 Fiscal 2008	% Change vs. Q4 2008

Gross Margin	19.8%	22.6%	(2.8)ppt	30.6%	(10.8)ppt
Operating Loss	$(21.4)	$(8.3)	156.2%	$(13.4)	59.7%
Net (Loss) Income	$(25.4)	$(12.9)	97.3%	$2.2	(1,254.2)%
Diluted (LPS) EPS	$(0.10)	$(0.05)	97.1%	$0.01	(1,318.3)%

Business Outlook

RFMD believes excess customer inventories were reduced in the March quarter, and demand activity has stabilized. RFMD is currently booked for sequential growth in the June quarter and expects to outpace the rate of growth of its primary markets during the same period.

  RFMD currently expects significant gross margin expansion in the June quarter, with factory utilization rates approaching normalized levels

  RFMD currently expects approximately breakeven operating profitability on a non-GAAP basis in the June quarter

  RFMD currently expects its cash, cash equivalents and short-term investments will increase during the June quarter

  RFMD continues to anticipate $80-$120 million in free cash flow (net cash provided by operating activities minus property and equipment expenditures) during fiscal 2010

RFMD’s actual quarterly and annual results may differ from these expectations and projections, and such differences may be material.

Comments From Management

Bob Bruggeworth, president and CEO of RFMD, said, “Despite the challenging macroeconomic environment, the RFMD team executed extremely well on a number of important Company goals. We took decisive steps to reduce manufacturing costs and operating expenses, and we lowered our requirements for future capital expenditures significantly.

“In the June quarter, we currently expect sequential revenue growth and significant gross margin expansion, resulting in approximately breakeven operating performance on a non-GAAP basis. Beyond the June quarter, we anticipate continued gross margin improvement, and we reiterate our gross margin target of 40%.”

Dean Priddy, CFO and corporate vice president of administration of RFMD, said, “During the March quarter, RFMD continued to structure manufacturing costs and operating expenses in a manner that we believe will allow us to achieve our target operating model at reduced revenue levels while still investing in our growth. We idled our four-inch GaAs facility, which was less efficient and more costly than our six-inch facilities, and we reduced costs at our six-inch GaAs facility in the UK. We also announced plans to consolidate our Shanghai operations with our Beijing facility, and we expect this will reduce costs further beginning in the December quarter. We currently expect these steps and the benefit of the sharp increase in factory utilization will enable us to expand our gross margin significantly in the June 2009 quarter and in fiscal 2010.

“In addition, RFMD has reduced non-GAAP operating expenses by more than 30% year-over-year, and we are making progress converging on our expense model of 25% of sales. In total, RFMD has reduced annualized manufacturing costs and operating expenses by more than $130 million in the past four quarters. We are structured today to deliver superior financial leverage and significantly improved return on invested capital.”

Non-GAAP Financial Measures
In addition to disclosing financial results calculated in accordance with United States (U.S.) generally accepted accounting principles (GAAP), RFMD’s earnings release contains the following non-GAAP financial measures: (i) non-GAAP gross margin, (ii) non-GAAP operating (loss) income, (iii) non-GAAP net (loss) income, (iv) non-GAAP net (loss) income per diluted share, (v) free cash flow, and (vi) net debt.  Each of these non-GAAP financial measures is either adjusted from GAAP results to exclude certain expenses or derived from multiple GAAP measures, which are outlined in the “Reconciliation of GAAP to Non-GAAP Financial Measures” table on page 9 and the “Additional Selected Non-GAAP Financial Measures And Reconciliations” table on page 10.

In managing RFMD’s business on a consolidated basis, management develops an annual operating plan, which is approved by our Board of Directors, using non-GAAP financial measures.  In developing and monitoring performance against this plan, management considers the actual or potential impacts on these non-GAAP financial measures from actions taken to reduce unit costs with the goal of increasing gross margin.  In addition, management relies upon these non-GAAP financial measures to assess whether research and development efforts are at an appropriate level, and when making decisions about product spending, administrative budgets, and marketing programs.  In addition, we believe that non-GAAP financial measures provide useful supplemental information to investors and enable investors to analyze the results of operations in the same way as management.  We have chosen to provide this supplemental information to enable investors to perform additional comparisons of operating results, to assess our liquidity and capital position and to analyze financial performance excluding the effect of certain non-cash expenses, unusual items and share-based compensation expense, which may obscure trends in RFMD’s underlying performance.

We believe that these non-GAAP financial measures offer an additional view of RFMD’s operations that, when coupled with the GAAP results and the reconciliations to corresponding GAAP financial measures, provide a more complete understanding of RFMD’s results of operations and the factors and trends affecting RFMD’s business.  However, these non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP.

Our rationale for using these non-GAAP financial measures, as well as their impact on the presentation of RFMD’s operations, are outlined below:

     Non-GAAP gross margin.  Non-GAAP gross margin excludes share-based compensation expense, amortization of intangible assets, an adjustment for adverse macroeconomic conditions, adjustments for restructuring and integration charges and an adjustment for amortization of acquisition-related inventory step-up.  We believe that exclusion of these costs in presenting non-GAAP gross margin gives management and investors a more effective means of evaluating RFMD’s historical performance and projected costs and the potential for realizing cost efficiencies.  We believe that the majority of RFMD’s purchased intangibles are not relevant to analyzing current operations because they generally represent costs incurred by the acquired company to build value prior to acquisition, and thus are effectively part of transaction costs rather than ongoing costs of operating RFMD’s business.  In this regard, we note that (i) once the intangibles are fully amortized, the intangibles will not be replaced with cash costs and therefore, the exclusion of these costs provides management and investors with better visibility into the actual costs required to generate revenues over time, and (ii) although we set the amortization expense based on useful life of the various assets at the time of the transaction, we cannot influence the timing and amount of the future amortization expense recognition once the lives are established.  Similarly, we believe that presentation of non-GAAP gross margin and other non-GAAP financial measures that exclude the impact of share-based compensation expense assists management and investors in evaluating the period-over-period performance of RFMD’s ongoing operations because (i) the expenses are non-cash in nature, and (ii) although the size of the grants is within our control, the amount of expense varies depending on factors such as short-term fluctuations in stock price volatility and prevailing interest rates, which can be unrelated to the operational performance of RFMD during the period in which the expense is incurred and generally is outside the control of management.  Moreover, we believe that the exclusion of share-based compensation expense in presenting non-GAAP gross margin and other non-GAAP financial measures is useful to investors to understand the impact of the expensing of share-based compensation to RFMD’s gross margins and other financial measures in comparison to both prior periods as well as to its competitors.  We also believe that the adjustments to margin related to business acquisitions (amortization of acquisition-related inventory step-up), restructuring and integration charges and adverse macroeconomic conditions do not constitute part of RFMD’s ongoing operations and therefore the exclusion of these costs provides management and investors with better visibility into the actual costs required to generate revenues over time and gives management and investors a more effective means of evaluating our historical and projected performance.

We believe disclosure of non-GAAP gross margin has economic substance because the excluded expenses do not represent continuing cash expenditures and, as described above, we have little control over the timing and amount of the expenses in question.

     Non-GAAP operating (loss) income.  Non-GAAP operating (loss) income excludes share-based compensation expense, amortization of intangible assets, restructuring and integration charges, impairment of goodwill and intangibles, amortization of acquisition-related inventory step-up and manufacturing start-up costs.  We believe that presentation of a measure of operating income that excludes amortization of intangible assets and share-based compensation expense is useful to both management and investors for the same reasons as described above with respect to our use of non-GAAP gross margin.  We believe that restructuring charges, impairment of goodwill and intangibles, manufacturing start-up costs and amortization of acquisition-related inventory step-up do not constitute part of RFMD’s ongoing operations and therefore, the exclusion of these costs provides management and investors with better visibility into the actual costs required to generate revenues over time and gives management and investors a more effective means of evaluating our historical and projected performance.  We believe disclosure of non-GAAP operating income has economic substance because the excluded expenses are either non-recurring in nature or do not represent current cash expenditures.

     Non-GAAP net (loss) income and non-GAAP net (loss) income per diluted share.  Non-GAAP net (loss) income and non-GAAP net (loss) income per diluted share exclude the effects of share-based compensation expense, amortization of intangible assets, restructuring and integration charges, impairment of goodwill and intangibles, manufacturing start-up costs, amortization of acquisition-related inventory step-up and gain on retirement of convertible subordinated notes and also reflect an adjustment of income taxes.  We believe that presentation of measures of net (loss) income and net (loss) income per diluted share that exclude these items is useful to both management and investors for the reasons described above with respect to non-GAAP gross margin and non-GAAP operating (loss) income.  We believe disclosure of non-GAAP net (loss) income and non-GAAP net (loss) income per diluted share has economic substance because the excluded expenses are either non-recurring in nature, do not represent current cash expenditures, or are variable in nature and thus unlikely to become recurring expenses.

     Free cash flow.  RFMD defines free cash flow as net cash provided by operating activities during the period minus property and equipment expenditures made during the period.  We use free cash flow as a supplemental financial measure in our evaluation of liquidity and financial strength.  Management believes that this measure is useful as an indicator of our ability to service our debt, meet other payment obligations and make strategic investments.  Free cash flow should be considered in addition to, rather than as a substitute for, net income as a measure of our performance and net cash provided by operating activities as a measure of our liquidity.  Additionally, our definition of free cash flow is limited, in that it does not represent residual cash flows available for discretionary expenditures due to the fact that the measure does not deduct the payments required for debt service and other contractual obligations.  Therefore, we believe it is important to view free cash flow as a measure that provides supplemental information to our entire statement of cash flows.

     Net debt.  RFMD defines net debt as total convertible debt at par less cash, cash equivalents and short-term investments.  Management believes that this measure provides useful information regarding the level of RFMD’s indebtedness by reflecting cash and investments that could be used to repay debt at or prior to maturity.

     Limitations of non-GAAP financial measures.  The primary material limitations associated with the use of non-GAAP gross margin, non-GAAP operating (loss) income, non-GAAP net (loss) income, non-GAAP net (loss) income per diluted share, free cash flow and net debt as compared to the most directly comparable GAAP financial measures of gross margin, operating (loss) income, net (loss) income, net (loss) income per diluted share, net cash provided by operating activities and total long-term debt are (i) they may not be comparable to similarly titled measures used by other companies in RFMD’s industry, and (ii) they exclude financial information that some may consider important in evaluating our performance.  We compensate for these limitations by providing full disclosure of the differences between these non-GAAP financial measures and the corresponding GAAP financial measures, including a reconciliation of the non-GAAP financial measures to the corresponding GAAP financial measures, to enable investors to perform their own analysis of our gross margin, operating (loss) income, net (loss) income, net (loss) income per diluted share, net cash provided by operating activities and total long-term debt.

RF Micro Devices will conduct a conference call at 5:00 p.m. EDT today to discuss today's press release.  The conference call will be broadcast live over the Internet and can be accessed by any interested party at http://www.earnings.com or http://www.rfmd.com (under Investor Info).  A telephone playback of the conference call will be available approximately one hour after the call’s completion by dialing 303-590-3000 and entering pass code 11130336.

About RFMD

RF Micro Devices, Inc. (Nasdaq GS: RFMD) is a global leader in the design and manufacture of high-performance semiconductor components. RFMD's products enable worldwide mobility, provide enhanced connectivity and support advanced functionality in the cellular handset, wireless infrastructure, wireless local area network (WLAN), CATV/broadband and aerospace and defense markets. RFMD is recognized for its diverse portfolio of semiconductor technologies and RF systems expertise and is a preferred supplier to the world's leading mobile device, customer premises and communications equipment providers.

Headquartered in Greensboro, N.C., RFMD is an ISO 9001- and ISO 14001-certified manufacturer with worldwide engineering, design, sales and service facilities. RFMD is traded on the NASDAQ Global Select Market under the symbol RFMD. For more information, please visit RFMD's web site at www.rfmd.com.

This press release includes "forward-looking statements" within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about our plans, objectives, representations and contentions and are not historical facts and typically are identified by use of terms such as "may," "will," "should," "could," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential," "continue" and similar words, although some forward-looking statements are expressed differently. You should be aware that the forward-looking statements included herein represent management's current judgment and expectations, but our actual results, events and performance could differ materially from those expressed or implied by forward-looking statements. We do not intend to update any of these forward-looking statements or publicly announce the results of any revisions to these forward-looking statements, other than as is required under the federal securities laws. RF Micro Devices' business is subject to numerous risks and uncertainties, including variability in quarterly operating results, the impact of global macroeconomic and credit conditions on our business, the rate of growth and development of wireless markets, risks associated with our planned exit from our wireless systems business, including cellular transceivers and GPS solutions, the risk that restructuring charges may be greater than originally anticipated and that the cost savings and other benefits from the restructuring may not be achieved, the risk that the actual amount and impact of the non-cash impairment charges may vary from estimates, risks associated with the operation of our wafer fabrication facilities, molecular beam epitaxy facility, assembly facility and test and tape and reel facilities, our ability to complete acquisitions and integrate acquired companies, including the risk that we may not realize expected synergies from our business combinations, our ability to attract and retain skilled personnel and develop leaders, variability in production yields, our ability to reduce costs and improve gross margins by implementing innovative technologies, our ability to bring new products to market, our ability to adjust production capacity in a timely fashion in response to changes in demand for our products, dependence on a limited number of customers, and dependence on third parties. These and other risks and uncertainties, which are described in more detail in RF Micro Devices' most recent Annual Report on Form 10-K and other reports and statements filed with the Securities and Exchange Commission, could cause actual results and developments to be materially different from those expressed or implied by any of these forward-looking statements.

RF MICRO DEVICES® and RFMD® are trademarks of RFMD, LLC. All other trade names, trademarks and registered trademarks are the property of their respective owners.

Tables To Follow

RF MICRO DEVICES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended
	March 28, 2009	March 29, 2008

Total revenue	$172,320	$220,644

Costs and expenses:
Cost of goods sold	142,486	164,961
Research and development	35,744	56,941
Marketing and selling	13,760	17,817
General and administrative	10,900	12,460
Other operating expense	25,952	1,297

Total costs and expenses	228,842	253,476

Operating loss	(56,522)	(32,832)
Other income	9,333	3,581

Loss before income taxes	$(47,189)	$(29,251)
Income tax (expense) benefit	(2,190)	12,011

Net loss	$(49,379)	$(17,240)

Net loss per share, diluted	$(0.19)	$(0.06)

Weighted average outstanding diluted shares	263,409	276,085

RF MICRO DEVICES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Twelve Months Ended
	March 28, 2009 (Unaudited)	March 29, 2008 (Audited)

Total revenue	$886,506	$956,270

Costs and expenses:
Cost of goods sold	669,163	681,314
Research and development	170,778	207,362
Marketing and selling	64,946	57,330
General and administrative	50,352	42,080
Other operating expense	800,563	19,085

Total costs and expenses	1,755,802	1,007,171

Operating loss	(869,296)	(50,901)
Other income	12,781	22,992

Loss before income taxes	$(856,515)	$(27,909)
Income tax (expense) benefit	(42,109)	33,655

Net (loss) income	$(898,624)	$5,746

Net (loss) income per share, diluted	$(3.42)	$0.02

Weighted average outstanding diluted shares	262,493	230,299

 RF MICRO DEVICES, INC. AND SUBSIDIARIES

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES

(In thousands, except per share data)

(Unaudited)

	Three Months Ended
	March 28,	December 27,	March 29,
	2009	2008	2008

GAAP operating loss	$(56,522)	$(754,026)	$(32,832)
Share-based compensation expense	5,302	5,328	4,645
Amortization of intangible assets	3,873	7,239	7,682
Amortization of acquisition-related inventory step-up	-	-	5,482
Restructuring charges related to fiscal 2009 strategic restructuring and adverse macroeconomic conditions	12,401	59,903	-
Impairment of goodwill and intangibles	13,485	673,027	-
Other restructuring, integration charges and manufacturing start-up costs	75	182	1,634
Non-GAAP operating loss	(21,386)	(8,347)	(13,389)

GAAP net loss	(49,379)	(813,343)	(17,240)
Share-based compensation expense	5,302	5,328	4,645
Amortization of intangible assets	3,873	7,239	7,682
Amortization of acquisition-related inventory step-up	-	-	5,482
Restructuring charges related to fiscal 2009 strategic restructuring and adverse macroeconomic conditions	12,401	59,903	-
Impairment of goodwill and intangibles	13,485	673,027	-
Other restructuring, integration charges and manufacturing start-up costs	75	182	1,634
Gain on retirement of convertible subordinated notes	(11,480)	(10,667)	-
Tax adjustments	290	65,439	-

Non-GAAP net (loss) income	(25,433)	(12,892)	2,203
Plus: Income impact of assumed conversions for interest on 1.50% convertible notes	-	-	-
Non-GAAP net (loss) income plus assumed conversion of notes-Numerator for diluted income per share	$(25,433)	$(12,892)	$2,203

GAAP weighted average outstanding diluted shares	263,409	263,227	276,085
Adjustments:
Diluted stock options	-	-	1,952
Assumed conversion of 1.50% convertible notes	-	-	-
Non-GAAP weighted average outstanding diluted shares	263,409	263,227	278,037

Non-GAAP net (loss) income per share, diluted	$(0.10)	$(0.05)	$0.01

GAAP gross margin percentage	17.3%	19.0%	25.2%
Adjustment for intangible amortization	1.8%	2.5%	2.5%
Adjustment for adverse macroeconomic conditions	-	0.7%	-
Adjustment for amortization of acquisition-related inventory step-up	-	-	2.5%
Adjustment for share-based compensation	0.7%	0.3%	0.2%
Other restructuring and integration charges	-	0.1%	0.2%
Non-GAAP gross margin percentage	19.8%	22.6%	30.6%

RF MICRO DEVICES, INC. AND SUBSIDIARIES

ADDITIONAL SELECTED NON-GAAP FINANCIAL MEASURES AND RECONCILIATIONS

(In millions)

(Unaudited)

Free Cash Flow(1)	Estimated Range for Fiscal Year Ending April 3, 2010

Net cash provided by operating activities	$90	$140
Purchases of property and equipment	(10)	(20)
Free Cash Flow	$80	$120

Net Debt (2)	March 28, 2009	June 28, 2008
Total convertible debt at par	$550	$605
Cash and cash equivalents	(173)	(117)
Short-term investments	(94)	(80)
Net Debt	$283	$408

(1)   Free Cash Flow is calculated as net cash provided by operating activities minus property and equipment expenditures.

(2)  Net Debt is calculated as total convertible debt at par less cash, cash equivalents and short-term investments.

RF MICRO DEVICES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	March 28, 2009 (Unaudited)	March 29, 2008 (Audited)
ASSETS
Current assets:
Cash and cash equivalents	$172,989	$129,750
Restricted cash	63	504
Short-term investments	93,527	100,841
Accounts receivable, net	90,231	115,629
Inventories	113,611	190,753
Other current assets	37,883	84,556
Total current assets	508,304	622,033

Property and equipment, net	315,127	430,237
Goodwill	95,628	701,317
Long-term investments	20,183	26,336
Intangible assets, net	121,191	205,072
Other assets	19,446	32,200
Total assets	$1,079,879	$2,017,195

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$98,004	$130,785
Current portion – long-term debt	156	233
Other short-term liabilities, net	5,606	4,573
Total current liabilities	103,766	135,591

Long-term debt, net	573,029	616,698
Other long-term liabilities	39,044	26,269
Total liabilities	715,839	778,558

Shareholders’ equity:
Total shareholders’ equity	364,040	1,238,637

Total liabilities and shareholders’ equity	$1,079,879	$2,017,195